Steven S. Antebi
17984 Boris Drive
Encino, CA 91316

December 01, 2016

Bill Lopshire CEO
Kjell Nesen COO
CSES Group Inc.
960 South Westlake Blvd, suite 207
Westlake Village, CA, 91361

Re: Advisory Agreement

Dear Mr. Lopshire & Mr. Nesen

This Advisory Agreement ("Agreement") will certify that CSES Group Inc. (hereinafter referred to as "Company" or "Client") agrees to engage Steven Antebi ("SSA") on a non-exclusive basis to perform services related to financial consulting pursuant to the terms and conditions set forth herein.

1. Services. SSA shall act as advisor to the Client and perform, as requested by the Client, the following services ("Services"):

   a. Advise Client on all financial matters relating to the Company.
   b. Advise Client on the formation of a proper Board of Directors.
   c. Advise Client on the formation of Board Committees, to include governance, nominating, audit and compensation.
   d. Work with Company lawyers in preparation of documents.
   e. Work with accountants with preparation of audits.
   f. Advise Client in the selection of investor relations firm.
   g. Advise Client in selection of public relations firm.
   h. Advise Client on relationships with investment banking firms.
   i. Advise Client on marketing strategies.
   j. Introduce Client to marketing strategic partners.
   k. Introduce Client to corporations directly.
   l. Set up AllTemp Marketing L.L.C. as a non-exclusive distributor.
   m. Such other duties as Client may reasonably request of SSA from time to time.

All materials generated pursuant to Section 1 or otherwise produced by SSA for and on behalf of Client during the Term of this Agreement shall be the sole and exclusive property of Client.

2. Performance of Services. SSA shall be obligated to provide the Services as and when requested by Client and shall not be authorized or obligated to perform any Services on SSA's own initiative. The Services shall be performed reasonably promptly after Client's request, consistent with SSA's availability. It is understood and agreed that the Services to be provided hereunder are not exclusive to the Client and SSA has other business obligations, including acting as consultant for other companies, provided however that SSA shall not provide the same or similar services to any potential or actual competitor of the Client during the Term of this agreement.

3. Relationship of the Parties. SSA shall be, and at all times during the Term of the Agreement shall remain, an independent contractor. As such, SSA shall determine the means and methods of performing the Services hereunder and shall render the Services at such places as he in his sole discretion determines.

4. Assurances. Client acknowledges that all opinions and advice (written or oral) given by SSA to the Client in

connection with this Agreement are intended solely for the benefit and use of Client, and Client agrees that no person or entity other than Client shall be entitled to make use of or rely upon the advice of SSA to be given hereunder. Furthermore, Client agrees that no such opinion or advice given by SSA shall be used by it at any time, in any manner or for any purpose, and shall not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, except as may be contemplated herein. Client shall not make any public references to SSA without SSA's prior written consent or as required by applicable law.

5. Compensation. As compensation for the Services to be performed by SSA hereunder, SSA shall receive the following:

SSA shall receive $ 10,000 per month for a period of two years, renewable annually thereafter by mutual consent. SSA shall be included in the Company's stock option plan whereby SSA shall receive 1,000,000 options to purchase common shares at a price of $2.00 per share. The options shall vest no sooner than 12 months from the date of issuance. These options cannot be cancelled for any reason, which would include death, incapacity or disability. The vesting period can be accelerated, at the Company's discretion.

It is understood that SSA is not a member of FINRA and will receive no success fees for any financings whatsoever.

6. Additional Services. Should Client desire SSA to perform additional services not outlined herein, Client may make such request to SSA in writing. SSA may agree to perform those services at its sole discretion; however, any additional services performed by SSA may require an additional compensation schedule to be mutually agreed upon prior to rendering such services.

7. Approval of Client Information. Client shall approve all stockholder communications, press releases and other materials prepared and disseminated on its behalf by SSA.

8. Term. This Agreement shall remain in effect until December 01, 2018 unless otherwise mutually agreed upon by Client and SSA.

9. Due Diligence/Disclosure

a. Client recognizes and confirms that, in advising Client and in fulfilling its retention hereunder, SSA will use and rely upon data, material and other information furnished to it by Client. Client acknowledges and agrees that in performing its Services under this Agreement, SSA may relay upon the data, material and other information supplied by Client without independently verifying the accuracy, completeness or veracity of it.

b. Except as contemplated by the terms hereof or as required by applicable law, SSA shall keep confidential, indefinitely, all non-public information provided to it by Client, and shall not disclose such information to any third party without Client's prior written consent, other than such of its employees and advisors as SSA reasonably determines to have a need to know.

10. Indemnification.

a. Client shall indemnify and hold SSA harmless against any and all liabilities, claims, lawsuits, including without limitation any and all awards and/or judgments made against him under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "1934 Act") or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits, (including awards and/or judgments) arise out of or are in connection with the Services rendered by SSA in connection with this Agreement, except for any liabilities, claims, and lawsuits (including awards, judgments and related costs and expenses), arising out of acts or omissions of SSA. In addition, the Client shall indemnify and hold SSA harmless against any and all reasonable costs and expenses, including reasonable attorney fees, incurred or relating to the

foregoing. SSA shall give Client prompt notice of any such liability, claim or lawsuit, which SSA contends is the subject matter of Client's indemnification and Client thereupon shall be granted the right (but not the obligation) to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearings before any regulatory bodies and/or authorities. If Client shall have notified SSA of its election so to assume the defense, it shall be a condition of any further obligation of the Client under this Section to indemnify SSA with respect to such action, suit or proceeding that SSA shall have provided an undertaking in writing to repay all legal or other costs and expenses subsequently incurred by Client in conducting such defense if it shall ultimately be determined that SSA is not entitled to be indemnified by the Client in respect of the costs and expenses of such action, suit or proceeding as authorized by this Section.

b. SSA shall indemnify and hold Client and its director, officers, employees and agents harmless against any and all liabilities, claims and lawsuits, including and all award and/or judgments to which it may become subject under the 1933 Act, the 1934 Act or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are based upon SSA's gross negligence or willful misconduct, or any untrue statement or alleged untrue statement of a material fact or omission of a material fact required to be stated or necessary to make the statement provided by SSA not misleading, which statement or omission was made in reliance upon information furnished in writing to Client by or on behalf of SSA for inclusion in any registration statement or prospectus or any amendment or supplement thereto in connection with any transaction to which this Agreement applies. In addition, SSA shall also indemnify and hold Client harmless against any and all costs and expenses, including reasonable attorney fees, incurred or relating to the foregoing. Client shall give SSA prompt notice of any such liability, claim or lawsuit which Client contends is the subject matter of SSA's indemnification and SSA thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities. If SSA shall have notified the Client of his election so to assume the defense, it shall be a condition of any further obligation of SSA under such Sections to indemnify Client with respect to such action, suit or proceeding that Client shall have provided SSA with an undertaking in writing to repay all legal or other costs and expenses subsequently incurred by SSA in conducting such defense if it shall ultimately be determined that Client is not entitled to be indemnified by SSA in respect of the costs and expenses of such action, suit or proceeding as authorized by this Section.

c. The indemnification provisions contained in this Section 10 are in addition to any other rights or remedies which either party hereto may have with respect to the other or hereunder.

11. <u>General Provisions.</u>

a. <u>Entire Agreement</u>. This Agreement between Client and SSA constitutes the entire agreement and understanding between the parties hereto, and supersedes any and all pervious agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

b. <u>Notice</u>. Any notice or communication permitted or required hereunder shall be in writing and deemed sufficiently given if hand-delivered (I) five (5) calendar days after being sent postage prepaid by registered mail, return receipt requested; or (ii) one (1) business day after being sent via facsimile with confirmatory notice by U.S. mail, to the respective parties as set forth above, or to such other

address as either party may notify the other in writing.

c. Binding Nature. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

c. Counterparts. This Agreement may be executed by any number of counterparts, all of which together shall constitute the same original document.

d. Amendments. No provisions of the Agreement may be amended, modified or waived, except in writing signed by all parties hereto.

e. Assignment. This Agreement cannot be assigned or delegated, by either party, without the prior written consent of the party to be charged with such assignment or delegation, and any unauthorized assignments shall be null and void without effect and shall immediately terminate the Agreement.

f. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without giving effect to its conflict of law principles. The parties hereby agree that any dispute(s) or claim(s) with respect to this Agreement (or the performance of any obligations thereunder) shall be settled by arbitration and commenced and adjudicated under the rules of the American Arbitration Association. The arbitration shall take place in Los Angeles, California if commenced by either party. The arbitration shall be conducted before a panel of three (3) arbitrators, one appointed by each of the parties and the third selected by the two appointed arbitrators. The arbitrators in any arbitration proceeding shall allocate reasonable attorney's fees among one or both parties in such proportion as the arbitrators shall determine represents each party's liability hereunder. The decision(s) of the arbitrators shall be final and binding and may be entered in any court having proper jurisdiction to obtain a judgment for the prevailing party. In any proceeding to enforce an arbitration award, the prevailing party in such proceeding shall have the right to collect from the non-prevailing party its reasonable fees and expenses incurred in enforcing the arbitration award (including, without limitation, reasonable attorney's fees).

If you are in agreement with the foregoing, please execute two copies of this Agreement in the space provided below and return them to the undersigned.

Very truly yours,

By: ______________________
Steven Antebi

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN

CCES Inc.

By: ______________________
Bill Lopshire CEO

By: ______________________
Kjell Nesen COO